SCHEDULE 14C

               Information Statement Pursuant to Section 14(c) of
                       the Securities Exchange Act of 1934

Check the appropriate box:

|X|      Preliminary Information Statement
| |      Confidential,   for  Use  of  the  Commission  Only  (as  permitted  by
         Rule14c-5(d)(2))
| |      Definitive Information Statement

                           Boulder Acquisitions, Inc.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

|X|      None required
| |      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         1) Title of each class of securities to which transaction applies:
         2)       Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth amount on which filing fee is calculated and state how it was determined):
         4) Proposed maximum aggregate value of transaction: 5) Total fee paid:

| |      Fee paid previously with preliminary materials.


| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.

         1)       Amount previously paid:
         2)       Form, Schedule or Registration Statement No.:
         3)       Filing Party:
         4)       Date Filed:

                           Boulder Acquisitions, Inc.
                              211 West Wall Street
                            Midland, Texas 79701-4556

                           Written Consent Relating to
                             Reverse Split of Common
                                  Capital Stock



         NOTICE IS HEREBY GIVEN that we have received written consents in lieu of a meeting from shareholders representing approximately 72% of our outstanding shares of common stock approving an amendment of the company's Articles of Incorporation to effect a one-for-150 reverse split of the common stock, par value $.001 per share, of Boulder Acquisitions, Inc.

                        We are not asking you for a proxy
                  and you are requested not to send us a proxy.

         As of the close of business on April 30, 2003, the record date for shares entitled to notice of and to sign written consents in connection with the reverse split, there were 83,790,000 shares of our common stock outstanding. Each share of our common stock is entitled to one vote in connection with the reverse stock split. Prior to the mailing of this Information Statement, holders of approximately 72% of our outstanding shares of common stock signed a written consent approving the amendment of the Articles of Incorporation to effect the one-for-150 reverse stock split. As a result of the reverse split, the total number of issued and outstanding shares of our common stock will be reversed from 83,790,000 shares to 558,604 shares. The reincorporation is intended to be effective on or about June 7, 2003.

By Order of the Board of Directors,

/s/Glenn A. Little

Glenn A. Little, Chairman

May 6, 2003


                                     SUMMARY

Transaction:               Amendment  of Articles of  Incorporation  to effect a
                           Reverse Stock Split.

Purpose: To facilitate our efforts to affect a business combination with a private company that has ongoing business operations.

                           The purpose of this Information Statement is to inform those holders of our common stock who have not given us their written consent to the foregoing corporate action and its effects.

Record Date:               April 30, 2003.

Exchange Ratio:            One share of common stock will be issued for each 150
                           shares  of our  common  stock  held as of the  record
                           date.

Effective Date:            20 days after mailing of this Information Statement.


                                 STOCK OWNERSHIP

         The following table sets forth information as of April 30, 2003, regarding the beneficial ownership of our common stock (i) by each person or group known by our management to own more than 5% of the outstanding shares of our common stock, (ii) by each director, the chief executive officer and our only other executive officer, and (iii) by all directors and executive officers as a group. Unless otherwise noted, each person has sole voting and investment power over the shares indicated below, subject to applicable community property laws.

         The mailing  address for Mr.  Little is 211 West Wall Street,  Midland,
Texas 79701.  The mailing  address for Mr. Blair is 200 West Wall Street,  Suite
301, Midland, Texas 79701.

                                                                           Percentage
                                  Shares Beneficially Owned              Outstanding (1)
                                  -------------------------              ---------------

                                  Before            After           Before            After
Name                            Stock Split.     Stock Split.     Stock Split.     Stock Split.
----                            ------------     ------------     ------------     ------------
Glenn A. Little                  60,000,000         402,195           71.6%            71.6%
Matthew Blair                       -0-               -0-              -0-              -0-

All Officers and Directors as    60,000,000         402,195           71.6%            71.6%
a group (2 Persons)


(1) Based on 83,790,000 shares of common stock outstanding as of the record date.

        AMENDMENT OF ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK
             SPLIT OF BOULDER'S COMMON STOCK AT A RATIO ONE-FOR-150

General

         The Board of Directors unanimously adopted a resolution seeking shareholder approval to grant the Board of Directors authority to amend our Articles of Incorporation (the "Articles") to effect a reverse stock split of our common stock. Holders of a majority of our common stock approved the Boards' recommendation of amending the Articles to effect a one-for-150 reverse stock split by consent in lieu of Special Meeting on April 30, 2003.

         The reverse stock split, when implemented, will not change the number of authorized shares of common stock or the par value of the common stock. Except for any changes as a result of the treatment of fractional shares, each shareholder will hold the same percentage of common stock outstanding immediately following the reverse stock split as such shareholder did immediately prior to the reverse stock split.

         By reducing the number of shares of our common stock that is issued and outstanding from 83,790,000 to 558,604 shares, we believe that we will be better positioned to effect a business strategy of entering into a business combination with a private entity that has current business operations so as to enhance the value of our common stock.

         The company may be referred to as a shell corporation. Shell corporations have zero or nominal assets and typically no stated or contingent liabilities. Private companies wishing to become publicly trading may wish to merge with a shell (a reverse merger) whereby the shareholders of the private company become the majority of the shareholders of the combined company. The private company may purchase for cash all or a portion of the common shares of the shell corporation from its major shareholders. Typically, the board and officers of the private company become the new board and officers of the combined company and often the name of the private company becomes the name of the combined company. In situation such as these, it is our business that a more attractive to prospective acquisition candidates.

         At the present time, we have not identified any business opportunity that we plan to pursue, nor have we reached any agreement or definitive understanding with any person concerning an acquisition.

         The company's search will be directed toward small and medium-sized enterprises, which have a desire to become public corporations. In addition these enterprises may wish to satisfy, either currently or in the reasonably near future, the minimum tangible asset requirement in order to qualify shares for trading on NASDAQ or on an exchange such as the American Stock Exchange. The company anticipates that the business opportunities presented to it will (i) either be in the process of formation, or be recently organized with limited operating history or a history of losses attributable to under-capitalization or other factors; (ii) experiencing financial or operating difficulties; (iii) be in need of funds to develop new products or services or to expand into a new market, or have plans for rapid expansion through acquisition of competing businesses; or (iv) other similar characteristics. The company intends to concentrate its acquisition efforts on properties or businesses that it believes to be undervalued or that it believes may realize a substantial benefit from being publicly owned.

         The company does not propose to restrict its search for investment opportunities to any particular geographical area or industry, and may, therefore, engage in essentially any business, to the extent of its limited resources. This includes industries such as service, finance, natural resources, manufacturing, high technology, product development, medical, communications and others. The company's discretion in the selection of business opportunities is unrestricted, subject to the availability of such opportunities, economic conditions, and other factors.

         To a large extent, a decision to participate in a specific business opportunity may be made upon management's analysis of the quality of the other company's management and personnel, the anticipated acceptability of new products or marketing concepts, the merit of technological changes, the perceived benefit the business opportunity will derive from becoming a publicly held entity, and numerous other factors which are difficult, if not impossible, to analyze through the application of any objective criteria. In many instances, it is anticipated that the historical operations of a specific business opportunity may not necessarily be indicative of the potential for the future because of a variety of factors, including, but not limited to, the possible need to expand substantially, shift marketing approaches, change product emphasis, change or substantially augment management, raise capital and the like.

         It is anticipated that the company will not be able to diversify, but will essentially be limited to the acquisition of one business opportunity because of the company's limited financing. This lack of diversification will not permit the company to offset potential losses from one business opportunity against profits from another.

         The analysis of business opportunities will be undertaken by or under the supervision of the company's officers and directors, none of who are professional business analysts. Although there are no current plans to do so, management might hire an outside consultant to assist in the investigation and selection of business opportunities, and might pay a finder's fee. Since management has no current plans to use any outside consultants or advisors to assist in the investigation and selection of business opportunities, no policies have been adopted regarding use of such consultants or advisors, the criteria to be used in selecting such consultants or advisors, the services to be provided, the term of service, or the total amount of fees that may be paid. However, because of the limited resources of the company, it is likely that any such fee the company agrees to pay would be paid in stock and not in cash.

         Otherwise, in analyzing potential business opportunities, management anticipates that it will consider, among other things, the following factors:

         1. Potential for growth and profitability indicated by new technology, anticipated market expansion, or new products;

         2. The company's perception of how any particular business opportunity will be received by the investment community and by the company's shareholders;

         3. Whether, following the business combination, the financial condition of the business opportunity would be, or would have a significant prospect in the foreseeable future of becoming, sufficient to enable the securities of the company to qualify for listing on an exchange or on a national automated securities quotation system, such as NASDAQ, so as to permit the trading of such securities to be exempt from the requirements of Rule 15g-9 adopted by the Securities and Exchange Commission.

         4. Capital requirements and anticipated availability of required funds, to be provided by the company or from operations, through the sale of additional securities, through joint ventures or similar arrangements, or from other sources;

         5. The extent to which the business opportunity can be advanced;

         6. Competitive position as compared to other companies of similar size and experience within the industry segment as well as within the industry as a whole;

         7.  Strength  and  diversity  of  existing   management  or  management
prospects that are scheduled for recruitment;

         8. The cost of participation by the company as compared to the perceived tangible and intangible values and potential; and

         9. The accessibility of required management expertise, personnel, raw materials, services, professional assistance, and other required items.

         No one of the factors described above will be controlling in the selection of a business opportunity, and management will attempt to analyze all factors appropriate to each opportunity and make a determination based upon reasonable investigative measures and available data. Potentially available business opportunities may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex.

         The company is unable to predict when it may participate in a business opportunity. It expects, however, that the analysis of specific proposals and the selection of a business opportunity may take several months or more.

Certain Risks Associated With the Reverse Stock Split

         There is no assurance that once the reverse split is effected we will be able to consummate a business combination.

         The market price per new share of common stock after the reverse stock split (the "New Shares") may not rise or remain constant in proportion to the reduction in the number of old shares of common stock outstanding before the reverse stock split ("Old Shares"). Accordingly, the total market capitalization of common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. In the future, the market price of common stock following the reverse stock split may not equal or exceed the market price prior to the reverse stock split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.

Principal Effects of the Reverse Stock Split

 Corporate Matters.

         The reverse stock split will affect all of shareholders uniformly and will not affect any shareholder's percentage ownership interests in the company, except to the extent that the reverse stock split results in any of our shareholders owning a fractional share. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

Fractional Shares.

         No scrip or fractional certificates will be issued in connection with the reverse stock split. Shareholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible will have the number of new shares to which they are entitled rounded down to the nearest whole number. Holders of less than 150 Old Shares, regardless of the actual number held, will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment of $.05 in lieu thereof. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefore as described herein.

Authorized Shares.

         Upon the effectiveness of the reverse stock split, the number of authorized shares of common stock that are not issued or outstanding would increase due to the reduction in the number of shares of common stock issued and outstanding based on the reverse stock split ratio. As of April 30, 2003, we had 100,000,000 shares of common stock authorized and 83,790,000 shares of common stock outstanding. Authorized but unissued shares will be available for issuance, and we may issue such shares in financings or otherwise. If we issue additional shares, the ownership interest of holders of common stock may also be diluted.

Accounting Matters.

         The reverse stock split will not affect the par value of common stock. As a result, as of the effective time of the reverse stock split, the stated capital on our balance sheet attributable to our common stock will be reduced proportionately based on the reverse stock split ratio and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be restated because there will be fewer shares of our common stock outstanding.

Potential Anti-Takeover Effect.

         The increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of us with another company). The reverse stock split proposal is not being proposed in response to any effort by a third party of which we are aware to accumulate our shares of common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our Board of Directors and shareholders.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

         On the Effective Date, we will file amended Articles ("Amended Articles") with the Secretary of State of the State of Nevada to amend our Articles. The reverse stock split will become effective upon the filing of the Amended Articles by the State of Nevada at, which is referred to below as the "effective time." Beginning at the effective time, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

         Our transfer agent, Executive Registrar and Transfer Agency, Inc., 3118 West Thomas, Suite 707, Phoenix, Arizona 85017, is acting as exchange agent for purposes of implementing the exchange of stock certificates. Holders of Old
Shares are being asked to surrender certificates representing Old Shares for certificates representing New Shares in accordance with the procedures set forth in the letter of transmittal accompanying this Information Statement. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S).

No Dissenters' Rights

         Under the Nevada General Corporation Law, shareholders are not entitled to dissenters' rights with respect to the reverse stock split, and we will not independently provide shareholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

         The following summary of certain material federal income tax consequences of the reverse stock split does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder. Each shareholder is urged to consult with such shareholder's own tax advisor with respect to the tax consequences of the reverse stock split.

         Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a shareholder upon such shareholder's exchange of Old Shares for New Shares pursuant to the reverse stock split. The aggregate tax basis of the New Shares received in the reverse stock split (including any fraction of a New Share deemed to have been received) will be the same as the shareholder's aggregate tax basis in the Old Shares exchanged therefore. In general, shareholders who receive cash in exchange for their fractional share interests in the New Shares will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The shareholder's holding period for the New Shares will include the period during which the shareholder held the Old Shares surrendered in the reverse stock split.

         Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.


                      MARKET FOR THE COMPANY'S COMMON STOCK

         Our common stock became eligible for quotation on the Over the Counter Bulletin Board in October 2001 under the symbol BACQ. Our first trade was posted on October 23, 2001. The quoted market prices of our common stock are based on information provided by the Nasdaq Electronic Bulletin Board, per data listed by National Quotation Bureau, Inc. and are as follows:


                 Period                    High                    Low
                 ------                    ----                    ---

          Fourth quarter 2001             $0.025                  $0.008
          First quarter 2002                0.01                    0.01
          Second quarter 2002               0.01                    0.01
          Third quarter 2002                0.01                    0.01
          Fourth quarter 2002              0.001                   0.001
          First quarter 2003               0.003                   0.001


                        ADDITIONAL AVAILABLE INFORMATION


         We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or may be accessed at www.sec.gov.



















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